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                              DEPOSITARY AGREEMENT




                                 August __, 1996



First Union National Bank of North Carolina
Shareholder Services Administration
Two First Union Center
Charlotte, North Carolina 28288-1154

Dear Sirs:

     International Airline Support Group, Inc., a Delaware corporation (the "Company"), is (i) soliciting (the "Solicitation") consents (the "Consents") from the holders of its 8% Convertible Subordinated Debentures due August 31, 2003 (the "Convertible Debentures") to certain proposed amendments to the several Securities Purchase Agreements, each dated September 8, 1993, pursuant to which the Convertible Debentures were issued (collectively, the "Purchase Agreements") and (ii) offering to issue 224.54 shares of its Common Stock (the "Exchange Offer") in exchange for each $1,000.00 principal amount of the Convertible Debentures, under the terms and subject to the conditions set forth in the Proxy Statement/Prospectus dated August __, 1996 (the "Proxy Statement/Prospectus"), in the related Consent and Letter of Transmittal (the "LT"), and in the related Notice of Guaranteed Delivery (the "NGD"), including
the instructions set forth therein.   Definitive copies of each document being
distributed by the Company to its debentureholders in connection with the Exchange Offer and the Solicitation have been previously delivered to you.

     The Exchange Offer and the Solicitation (together the "Offer") are being commenced on August __, 1996 and will expire at 5:00 p.m., New York City time, on __________, 1996, unless the Exchange Offer is extended by the Company as provided in the Proxy Statement/Prospectus (the latest date to which the Exchange Offer is extended and on which it expires is herein referred to as the "Expiration Date").


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     This will confirm our agreement with you under which you will act as the
Depositary in connection with the Offer. In such capacity you will receive, on behalf of the Company, Convertible Debentures tendered and Consents given pursuant to the terms of the Offer. In carrying out your duties as the Depositary in connection with the Offer, you are to act in accordance with the following instructions:

     1. EXAMINATION. You shall examine the LTs, the NGDs, the Convertible Debentures, and the other documents delivered or mailed to you in connection with tenders of Convertible Debentures and Consents to ascertain whether they are completed and executed in accordance with the instructions set forth in the LTs or the NGDs, as the case may be. If any LT has been improperly completed or executed, or the Convertible Debentures accompanying such LT are not in proper form (as required by the aforesaid instructions); if any NGD has been improperly completed or executed; or if some other irregularity in connection with any tender of Convertible Debentures or delivery of Consents (or withdrawal or revocation thereof) or any delivery of an LT or an NGD exists, neither you nor the Company shall be under any duty to give notification of defects in such tenders, deliveries, withdrawals or revocations or shall incur any liability for failure to give such notification. Determination of all questions as to the validity, form, eligibility (including timeliness of receipt), acceptance, withdrawal and revocation of any Convertible Debentures, Consents, or NGDs tendered or delivered shall be determined by you on behalf of the Company in the first instance, but final decisions on all such matters shall be made by the Company. The Company will reserve in the Offer the right to reject any or all Convertible Debentures not properly tendered and Consents not validly given and any Convertible Debentures the Company's acceptance of which would, in the opinion of the Company or its counsel, be unlawful, and to waive any of the conditions of the Offer as to any ineligibility of any debentureholder who seeks to tender Convertible Debentures or consent or as to any defect or irregularity in the tender of any Convertible Debentures and Consents, and the Company's interpretation of the terms and conditions of the Offer will be final and binding on all parties.

     2. FORM OF TENDER. All Convertible Debentures and Consents must be tendered in accordance with the terms and conditions set forth in the Proxy Statement/Prospectus. All LTs and NGDs must comply with the terms and conditions set forth therein and in the Proxy Statement/Prospectus. Upon satisfaction or waiver of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all properly tendered Convertible Debentures that were not withdrawn on or prior to the applicable Expiration Date. The Company will be deemed to have accepted validly tendered Convertible Debentures and validly delivered Consents in the Solicitation if, as, and when the Company gives oral or written notice to you of the Company's acceptance. Promptly after the Expiration Date, shares of Common Stock in exchange for Convertible Debentures accepted in the Exchange Offer will be delivered to you, as agent for tendering debentureholders, as provided in Section 9 of this Agreement. Holders of Convertible Debentures who desire to accept the Exchange Offer must consent to the proposed amendments.

     3. WITHDRAWAL AND REVOCATION OF TENDERED DEBENTURES AND CONSENTS. A tendering debentureholder may withdraw Convertible Debentures tendered or revoke Consents given as set forth in the Proxy Statement/Prospectus.


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     4.   PROGRESS REPORTS.  On each business day up to and including the
Expiration Date, you shall advise by telephone, not later than 5:00 P.M., New York City time, George Murnane III of the Company, (305) 593-2658, Phillip A. Theodore, Esq., of King & Spalding, (404) 572-4600, and such other persons as either of them may direct, the principal amount of Convertible Debentures with respect to which Consents have been tendered on such day, the principal amount of Convertible Debentures which have been duly tendered on such day, stating separately the principal amount of Convertible Debentures tendered by NGD, the principal amount of Convertible Debentures and Consents tendered about which you have questions concerning validity, the principal amount of Convertible Debentures and Consents invalidity tendered and the nature of the invalidity, and the cumulative principal amount of Convertible Debentures and Consents tendered through the time of such call. Promptly thereafter (by the next business day), you shall confirm such advice to each of the above persons in writing, to be transmitted by telecopier. Telecopier transmissions sent to the Company shall be directed to (305) 593-2214; telecopier transmissions to the Company's counsel shall be directed to (404) 572-5145. You shall also inform the aforementioned persons, and such other persons as may be designated by either of them, upon request made from time to time, of such other information as either of them may request, including, without limitation, the names and addresses of registered holders of tendered Convertible Debentures and Consents.


     5. SUBSTITUTE TENDERS. LTs, NGDs or letters, facsimile transmissions, telexes or telegrams submitted in lieu thereof, shall be stamped by you as of the date and time of receipt thereof and preserved by you as permanent records until you are otherwise instructed by the Company. You are to match NGDs submitted with the Convertible Debentures tendered pursuant thereto. If so instructed by the Company, you shall telephone Eligible Institutions (as defined in the Proxy Statement/Prospectus) which have tendered a significant number of Convertible Debentures by means of an NGD to ascertain information in connection therewith.

     6. AMENDMENT OF OFFER. The Company will notify you of, and confirm in writing, any extension or amendment of the Offer.

     7. MODIFICATION OF INSTRUCTIONS. You shall follow and act upon any amendments, modifications or supplements to these instructions received by you, and upon any further instructions in connection with the Offer, any of which may be given to you by the Company or such other persons as it may authorize.

     8.   DEPOSITS OF SHARES FOR CONVERTIBLE DEBENTURES.   The Company will
deposit or cause to be deposited with you, as agent for the tendering holders of Convertible Debentures, within a reasonable time after the Company's acceptance for exchange of tendered Convertible Debentures, a number of shares of its Common Stock to be issued pursuant to the Exchange Offer in exchange for tendered Convertible Debentures which you then hold or expect to receive pursuant to an NGD. The Company will also deposit with you or cause to be deposited with you cash in an amount equal to the total transfer taxes, if any, payable by the Company in respect of the transfer of all the Convertible Debentures tendered and accepted for exchange which you hold or expect to receive pursuant to NGDs. You shall thereupon, as promptly as possible after the Expiration Date, (a) purchase and affix appropriate transfer tax stamps to any Convertible Debentures tendered and accepted which are subject to such transfer tax, (b) cause the tendered Convertible Debentures to be


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transferred and delivered to the Company in accordance with written instructions from the Company to you, and (c) effect the issuance and delivery of a whole number of shares of Common Stock in exchange for the Convertible Debentures tendered and accepted to, or in accordance with the instructions of, each of the debentureholders who has tendered Convertible Debentures deposited with you; provided, however, that you will not effect any such issuance with respect to a Convertible Debenture tendered pursuant to an NGD unless you have received from the debentureholder that delivered the NGD the Convertible Debentures described therein (or a confirmation of a book-entry transfer of such debentures into your account at the Book-Entry Transfer Facilities), and a properly completed LT (or facsimile thereof) and any other required documents.

     9. NO FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued in the Exchange Offer. You will aggregate all fractional shares of Common Stock otherwise issuable in the Exchange Offer and sell them in the open market. Promptly after the Expiration Date, but in any event no later than five business days after the Expiration Date, you will pay to each tendering debentureholder otherwise entitled to a fractional share of Common Stock an amount of cash in lieu of such fractional share equal to such debentureholder's proportionate interest in the proceeds of sales of all such fractional shares in the open market, net of your costs in effecting such sales.

     10. PARTIAL TENDER. If, pursuant to the provisions of the LT, fewer than all the Convertible Debentures submitted to you are to be tendered, you shall, promptly after the Expiration Date, return or cause to be returned a new Convertible Debenture for the remainder of the Convertible Debentures not being tendered to, or in accordance with the instructions of, each of such debentureholders who has made a partial tender of Convertible Debentures deposited with you.

     11. RETURN OF DEPOSITED DEBENTURES. If any tendered Convertible Debentures are not exchanged pursuant to the Exchange Offer for any reason, such unexchanged Convertible Debentures will be returned, without expense, to the tendering debentureholders as soon as practicable following the Expiration Date. The Company shall, prior to such return, deposit sufficient funds with you to cover all costs necessary to effect such return.

     12. OFFERING MATERIALS. Upon request by any person, you shall furnish to such person copies of the Proxy Statement/Prospectus, any supplements to the Proxy Statement/Prospectus, the LT, the NGD and the other materials referred to in the Proxy Statement/Prospectus as being available to debentureholders. The Company will supply you with copies of such documents upon your request.

     13.  OBLIGATIONS OF DEPOSITARY.  As Depositary you:

          (a) shall have no duties or obligations other than those specifically set forth herein or as may subsequently be requested of you by the Company with respect to the Offer and accepted or approved by you;

          (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any Convertible Debentures or Consents


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deposited with you pursuant to the Offer and will not be required and will make no representations as to the validity, value or genuineness of the Offer;

          (c) shall not initiate any legal action hereunder without written approval of the Company and then only upon such reasonable indemnity as you may request;

          (d) may rely on and shall be protected in acting upon any certificate, instrument, opinion, notice, letter, facsimile transmission, telex, telegram or other documents, or any security delivered to you, and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

          (e) may rely on and shall be protected in acting upon written or oral instructions with respect to any matter relating to your acting as Depositary specifically covered by this Depositary Agreement, or supplementing or qualifying any such action, of George Murnane III of the Company;

          (f) may consult with counsel satisfactory to you (including counsel for the Company) and the written advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with such advice or opinion of such counsel;

          (g) shall arrange for insurance protecting the Company any yourself against any liability arising out of the loss, destruction or non-delivery of checks or certificates for any cause; and

          (h) shall not at any time advise any person as to the wisdom of making any tender pursuant to the Exchange Offer, the value of the Convertible Debentures, or as to any other financial or legal aspect of the Offer or any transaction related thereto.

     14. SEGREGATED ACCOUNT. It is understood and agreed that the securities, money, assets or property (the "Property") to be deposited by the Company with you or received by you from the Company as Depositary constitute a special, segregated account, held solely for the benefit or the Company and debentureholders tendering Convertible Debentures and Consents, as their interests may appear, and the Property shall not be commingled with the securities, money, assets or properties of you or any other person, firm or corporation. You hereby waive any and all rights of lien, attachment or set-off whatsoever, if any, against the Property so to be deposited, whether such rights arise by reason of statutory or common law, by contract or otherwise.

     15. PAYMENT TO DEPOSITARY. For services rendered as Depositary hereunder, you shall be paid the fees described in Appendix A attached hereto. In addition, you shall be reimbursed for all of your out-of-pocket expenses reasonably and necessarily incurred by you in acceptance and performance of your duties hereunder. All such fees and expenses shall be payable by the Company to you upon presentation of a statement therefor, regardless of whether any Consents or tendered Convertible Debentures are accepted by the Company.


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     16.  COVENANTS OF THE COMPANY.  The Company covenants and agrees to indemnify and to hold you harmless against any costs, expenses (including reasonable fees of your legal counsel), losses or damages, which may be paid, incurred or suffered by or to which you may become subject, arising from or out of, directly or indirectly, any claim or liability resulting from your actions as Depositary pursuant hereto; provided, that such covenant and agreement does not extend to, and you shall not be indemnified with respect to, such costs, expenses, losses and damages incurred or suffered by you as a result of, or arising out of, your gross negligence, bad faith, or willful failure to perform your obligations hereunder. In no case will the Company be liable under this indemnity with respect to any claim against you unless, promptly after you have received an written assertion of a claim or have been served with summons or other first legal process giving information as to the nature and basis of the claim, you notify the Company, by letter or by cable or telex confirmed by letter, of the written assertion of such claim against you or of any action commenced against you or of the service of any summons on you, or other first legal process giving information as to the nature and basis of the claim. The Company will be entitled to participate at its own expense in the defense. If the Company so elects at any time after receipt of such notices and agrees in writing that such claim is a claim for which you are entitled to be indemnified and held harmless hereunder or if you in such notice request and the Company agrees, the Company will assume the defense of any suit brought to enforce any such claim. In the event the Company assumes the defense of any such suit, the Company may select counsel of its own choosing and reasonably satisfactory to you, for such purpose and the Company will not be liable for the fees and expenses of any additional counsel thereafter retained by you; provided, that you will not be obligated to approve representation of you in any action or proceedings by counsel which also acts as counsel to the the Company in the same action or proceedings. The Company shall not be liable for the settlement of any such claim if the settlement is effected without its written consent (which consent shall not be unreasonably withheld).

     17. CHOICE OF LAW. This Depositary Agreement shall be governed by and construed in accordance with the laws of the State of Georgia and shall inure to the benefit of and the obligations created hereby shall be binding upon the successors and assigns of the parties hereto.

     18. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

     19. SEVERABILITY. Each provisions of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or enforcement of the remainder of this Agreement.


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     If the foregoing is acceptable to you, please acknowledge receipt of this letter and confirm the arrangements herein provided by signing and returning the enclosed copy.

                                       Very truly yours,

                                       INTERNATIONAL AIRLINE SUPPORT GROUP, INC.


                                       By:______________________________________

                                         Title:_________________________________



ACCEPTED AS OF THE DATE HEREOF:

FIRST UNION NATIONAL BANK OF NORTH CAROLINA


By:______________________________

   Title:________________________